Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of our report dated March 14, 2011, except as to the Senior Secured Notes described in Note 14 which is as of November 30, 2011, relating to the consolidated financial statements of Seven Seas Cruises S. DE R.L. and its subsidiaries, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in the prospectus which is part of this Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Miami, FL

November 30, 2011